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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

Harrison N. Paist                                      Jill Schmahl
VP, Finance                                            Investor Relations
(510) 580-4500                                         Thomson Financial/Carson
hpaist@accrue.com                                      (253) 943-3883
                                                       jill.schmahl@tfn.com

       ACCRUE SOFTWARE, INC. ANNOUNCES RECEIPT OF NASDAQ DELISTING LETTER

                          & INTENDED ACTIONS FOR APPEAL

FREMONT, CALIF. -- JULY 25, 2001 -- Accrue Software, Inc. (Nasdaq: ACRU), a leading provider of enterprise-level Internet analytic solutions, today announced that on July 19, 2001 it received a letter from the Nasdaq staff stating that the Company has failed to comply with the $1.00 minimum bid price required for continued listing of its common stock on the Nasdaq National Market, as required by Nasdaq Marketplace Rule 4450(a), and as a result the common stock is subject to delisting. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the staff determination. Although there can be no assurance that the Panel will grant the Company's request for continued listing, the hearing request will stay the delisting of the Company's stock pending the Panel's decision.

"Our first priority is continuing to improve business performance to gain investor confidence. While this is the focus of management, we also intend to present a compelling case for continued listing. Finally, we want to have the option to execute a reverse split if appropriate and in the best interest of the Accrue Shareholders," said Jeffrey Walker, Accrue's new President and CEO.

The Company's Board of Directors will submit to a vote of the stockholders at the Annual Meeting of Stockholders scheduled for September 21, 2001 six separate proposals to effect one or more reverse stock splits of the Company's common stock, ranging from a one-for-three reverse stock split to a one-for-thirty reverse stock split, as may be appropriate to maintain the listing of the Company's common stock on the Nasdaq National Market following the Annual Meeting of Stockholders or, if necessary, to qualify the common stock for listing on the Nasdaq SmallCap Market.

As of July 12, 2001, there were 30,652,884 shares of common stock outstanding. Approval of each reverse stock split proposal will require the approval of holders of a majority of the total shares of stock outstanding as of the record date for the annual meeting.

About Accrue Software

Accrue Software is a leading provider of enterprise-level e-business analysis solutions that help companies understand, predict, and respond to online customer behavior. Accrue's solutions enable highly targeted campaigns to improve the profitability of customer interactions across multiple touch points. Accrue has over 600 customers, including industry leaders such as FedEx, Gateway, Dow Jones, Eastman Kodak Company, MTV, Macy's, and Deutsche Telekom.

Accrue Software was founded in 1996 and has its headquarters in Fremont, Calif., with regional sales offices throughout the U.S. International headquarters are in Cologne, Germany and Singapore. Accrue has strategic partnerships with leading e-business vendors, including Art Technology Group, BEA, BroadVision, DoubleClick, IBM, Oracle, Sun Microsystems and Vignette. Accrue Software can be reached at 1-888-4ACCRUE or 510-580-4500 and at http://www.accrue.com.


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Accrue is a trademark of Accrue Software, Inc. All other trademarks are the sole property of their respective owners.


Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. These forward looking statements are made only as of the date of this press release, and Accrue undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, you should not place undue reliance on these forward-looking statements. Potential risks and uncertainties include, but are not limited to, the possible delisting of the Company's stock from the Nasdaq National Market as a result of the failure of the holders of a majority of the Company's stock to vote in favor of the reverse stock splits, the Company's ability to successfully implement its operational plan, the Company's limited operating history, history of losses, fluctuations in operating results, substantial competition in the e-business analysis market, reliance on sales from a limited number of products for its revenue, difficulties associated with the integration of personnel, operations and products from acquisitions, and a failure to retain key employees. These and other risk factors are described in detail in the Company's Annual Report on Form 10-K for the year ended March 31, 2001 and other documents filed with the SEC.

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